FOR IMMEDIATE RELEASE	NEWS

March 20, 2006	OTCBB: LFLT

LIFELINE THERAPEUTICS, INC. TO ATTEND NUTRACON 2006, AN EDUCATION AND
NETWORKING EVENT FOR THE HEALTH AND NUTRITION INDUSTRY

DENVER, Colorado — Lifeline Therapeutics, Inc. (OTCBB: LFLT), maker of Protandim®, today announced that it is attending NUTRACON 2006, a high profile education and networking event for the health and nutrition industry. This year’s meeting and industry convention is being held at the Anaheim Convention Center, Anaheim, California from March 22 to March 24, 2006.

“This event permits Lifeline to expand its marketing and education activities, and to further deliver our message to media attending the event,” said Stephen K. Onody, Chief Executive Officer of Lifeline. We believe that NUTRACON is an outstanding event for the health and nutrition industry.”

About Lifeline Therapeutics

Lifeline Therapeutics, Inc. markets Protandim®, a patent-pending dietary supplement that increases the body’s natural antioxidant protection. Lifeline Therapeutics is committed to helping people achieve health and wellness for life. For more information, please visit the Protandim® product website at http://www.protandim.com.

Oxidative stress (cell damage caused by free radicals) occurs as a person ages or is subjected to stresses such as certain illnesses. TBARS are harmful, reactive substances that indicate the level of oxidative stress in the body. New data from a scientific study in men and women show that after 30 days of taking Protandim®, the level of circulating TBARS decreased an average of 40 percent, and the age-related increase in TBARS was eliminated. Protandim® strengthens a person’s defenses against oxidative stress by increasing the body’s natural activity of antioxidant enzymes.

Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and applicable common law. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein. Further, the Company operates in industries where securities values may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Other important factors that the Company believes might cause such differences include the Company’s limited cash flow and the rapid development of technology, lack of liquidity for the Company’s common stock, working capital shortages, the length of time for scientific advances to reach the market (if they ever reach the market), among other risks. In assessing forward-looking statements contained herein, readers are urged to carefully read all cautionary statements contained in the Company’s filings with the Securities and Exchange Commission.

CONTACT:

Lifeline Therapeutics Inc.
Stephen K. Onody, CEO	Telephone:	720-488-1711
Gerald J. Houston, CFO	Fax:	303-565-8700